UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 23, 2008.

SINOBIOMED INC. (Exact name of registrant as specified in its chapter)

Delaware (State or other jurisdiction of incorporation	333-128399 (Commission File Number)	20-1945139 (IRS Employer Identification No.)

Lane 4705, No. 58, North Yang Gao Rd. Pudong New Area Shanghai, China (Address of principal executive offices)	201206 (Zip Code)

Registrant's telephone number, including area code 011-86-21-58546923

N/A (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

Effective January 1, 2008, Sinobiomed Inc. (the “Company”) entered into a one-year corporate consulting services agreement (the “Agreement) with Mr. Asher Zwebner, whereby Mr. Zwebner is to serve as the Company’s Chief Financial Officer (‘CFO”). The Agreement shall automatically renew for subsequent one-year periods unless notice not to renew is given by either party at least 60 calendar days prior to the end of the term. Terms of the Agreement call for the issuance of 110,000 restricted shares of common stock of the Company (the “Shares”) as annual compensation for services as CFO, within ten days after the execution of the Agreement by the parties. The Shares are to be held in escrow by the Company’s counsel and released in accordance with the terms of the Agreement - that is one-half of the Shares, being 55,000 shares, are to be released on July 1, 2008, and the remaining one-half are to be released on January 1, 2009. Should the Agreement terminate prior to completion of the one-year term, Mr. Zwebner shall receive his shares pro-rata in accordance with the Agreement and the remainder shares shall be cancelled and returned to the status of authorized but unissued shares of the Company.

On January 23, 2008, the Shares were issued and delivered to the Company to be held in escrow in accordance with the terms of the Agreement. The Company believes that the issuance is exempt from registration under Regulation S promulgated under the Securities Act of 1933, as amended (the “Act”) as the securities were issued to the individual through an offshore transaction which was negotiated and consummated outside of the United States.

ITEM 8.01. OTHER EVENTS

Pursuant to Form 8-K, General Instructions F, registrant hereby incorporates by reference the press release attached hereto as Exhibit 99.1.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

Exhibits

Exhibit No.	Description
Exhibit 99.1	Press Release dated January 8, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 30, 2008

SINOBIOMED INC.

By: /s/ Ka Yu
Name: Ka Yu
Title: Secretary, Treasurer and a Director